MARKETING AGREEMENT

    This Agreement is made and effective as of the 5th day of October, 1996, by and among

                         Remedent USA Inc. or Assignee,
                       (hereinafter referred as "REM")
                                      and
                              Jean Louis Vrignaud,

                   109 Rue du Cherche-Midi 75006 Paris France
                         (hereinafter referred as "JLV")

                                    RECITALS

                                       A.

         "JLV" is the sole and rightful owner of certain double ended toothbrush technology, Patents pending and other goodwill relating to said technology collectively the "Intellectual Property", Products", or "Unit" as the context of this "Agreement" requires.

                                       B.

         "REM" is in the business of marketing and distributing personal care products.

                                       C.

         "JLV" will enter into a manufacturing agreement with ORAL 2000 or Assignee in which "JLV" will provide ORAL 2000 or Assignee with the world-wide exclusive manufacturing rights for the products.

                                       D.

         It is the intent of the parties to exploit the Intellectual Property through the implementation of this Marketing Agreement by which "JLV" shall grant "REM" the world-wide exclusive marketing rights to products derived from said "Intellectual Property".

         In witness whereof, the parties agree as follows:

1.       GRANT OF LICENSE

         1.1      Exclusive License

         For receipt of 50,000 shares of Remedent USA, Inc., "JLV" hereby grants and conveys to "REM", and "REM" hereby accepts from "JLV" , the world-wide exclusive License to market the Products which are derived from the Intellectual Property for the double ended toothbrush which is more clearly identified in the attached drawing as "Exhibit 1".

         1.2      Royalties

         "JLV" is entitled to a royalty of 3.5% on invoiced amount. "JLV" shall acquire the right to royalty after full payment by the customers of the invoiced price. In case of partial payment made in compliance with the sales contract, "JLV" shall be entitled to a proportional payment.

         1.3      Term

         The term of this Marketing Agreement is perpetual unless terminated sooner in accordance with the terms of this Agreement.

2.       OBLIGATIONS OF "REM"

         2.1      Promotional Budget

         As partial consideration to "JLV" for granting the world-wide exclusive marketing rights for the products, "REM" does hereby agree to establish and expend a Budget of not less than US$1.5 million during the first three (3) years of this Agreement, to promote the products.

         2.2      Product Testing

         As additional partial consideration to "JLV", "REM" agrees to establish and expend a budget of not less than US$150,000 during the first 36 months of this Agreement to conduct clinical tests of the product for the purpose of gaining recognized Institutional approvals such as ADA (USA) and equivalent ECC Standards.

         2.3      Promotional Samples

         As additional partial consideration to "JLV" , "REM" agrees to provide a significant volume of no-charge promotional samples to dentists, hygienists, dental students, Institutions, Distributors and Consumers, for the purpose of product exposure to enhance rapid growth of the business volume. Such promotional samples shall be provided to REM in quantities as set forth in attached Exhibit II.

         2.4      Distribution Network

         "REM" agrees to use its best efforts to establish as quickly as possible, a world-wide network of Distributors for all the products, and in doing so create to the greatest extent possible, a cohesive plan to distribute the product throughout the world with minimum distribution over-lap problems.

3.       OBLIGATIONS OF "JLV"

         3.1      Patents & Trademarks

         "JLV" agrees, at REM expense, to apply for Patents in as many countries as financially feasible. "REM" further agrees to expand the present Trademarks to other countries where such is financially practical.

         3.2      World-wide Manufacturing License

         "JLV" agrees to grant a world-wide manufacturing license to ORAL 2000 or Assignee; such license shall be world-wide. "JLV" further agrees to ORAL 2000 or Assignee to provide units to "REM" at the price as set forth in the attached
Exhibit IV.

         3.3      Promotional Samples

         "JLV" agrees to cause the manufacturer to provide promotional samples to "REM" in such quantities as set forth in Exhibit II, and further agrees to cause the manufacturer to provide such samples at actual manufacturing cost, without profit margin.

4.       QUOTA, PRICE, TERMS

         4.1      Quotas

         "REM" agrees to meet the minimum volume quotas as set forth in the attached Exhibit III in order to maintain the exclusivity of this Agreement. If quotas are not met according to the attached Exhibit III, "REM" shall have 210 days to correct the problem and if unable to meet the quota at that time, the exclusive nature of this Agreement shall revert to non-exclusive.

         4.2      Price

         "JLV" agrees to cause ORAL 2000 or Assignee to provide brushes to "REM" according to the price schedule as set forth in Exhibit IV. Since the product is not yet in production, "JLV" cannot assure "REM" that the price as set forth will be the final price and as such the parties agree that the price as set forth in Exhibit IV is only a target price. "REM" agrees that the price may increase to reflect increases in actual cost once the product is in production.

         4.3      Terms

         "REM" agrees that payment terms shall be by full letter of credit for all orders above the amount US$75,000. For orders under the amount US$75,000 other terms of prepayment shall be negotiated.

5.       GENERAL

         5.1
         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party without the written consent of the other.

         5.2
         No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorized officers of both parties.

         5.3
         If any provisions of this Agreement is agreed by the parties to be illegal, void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

         5.4
         The heading in this Agreement are for convenience only and are not intended to have any legal effect.

         5.5
         A failure by either party hereto exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

6.       NOTICES

         6.1
         Any notice required to be given hereunder by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post or facsimile to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service.

         6.2
         All notices, documents, communications and any other data to be provided under this Agreement shall be in the English language unless otherwise agreed.

7.       CONFIDENTIALITY

         The existence of and all terms and conditions of this agreement shall forever remain strictly confidential. Two masters are created and no copy shall be permitted.

8.       ARBITRATION - APPLICABLE LAW

         8.1
         Any dispute arising out of or in connection with the present contract shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of commerce by one or more arbitrators designated in accordance to said Rules.

         8.2
         The arbitrators shall apply the provisions contained in this contract and the principles of law generally recognized in international trade as applicable to international distribution contracts.

By:    /s/ Rebecca M Inzunza                     Date:  10-5-96
    -------------------------------
        REMDENT USA INC.


By:    /s/ Jean Louis Vrignaud                   Date:  10/7/96
    --------------------------------
        Jean Louis Vrignaud


                                   EXHIBIT II

                    QUANTITY OF BRUSHES AT COST FOR PROMOTION
                    -----------------------------------------
         The following quantity of brushes shall be provided to REM for giving away to dental professional in a massive promotional effort.

                   YEAR                        QUANTITY
                   ----                        --------
                   1st                         150,000

                   2nd                         200,000

                   3rd                         250,000

                   4th                         200,000

                   5th                         150,000

                   Each Year Thereafter        100,000



                                   EXHIBIT III

                                PRODUCTION QUOTA

                   YEAR                             QUANTITY
                   ----                             --------
                   1st                              0.2 Million

                   2nd                              1 Million

                   3rd                              5 Million

                   4th                              10 Million

                   5th and each year thereafter     15 Million



                                   EXHIBIT IV

                    BRUSH PRICE TO "REM" BY LETTERS OF CREDIT
                    -----------------------------------------
         BRUSHES will be manufactured using two (2) choices of material.

     1. Polypropylene - Less expensive and less attractive but functionally equivalent

                      Price to JLV              US$0.3397 each
                      F.O.B. China factory

     2.   Propionate - More expensive and more attractive

                      Price to JLV              US$0.3970 each
                      F.O.B. China factory

         Provided that the price for sale of Brushes to REM shall be subject to increases from time to time to reflect increases in manufacturing costs as notified in writing by the Company to REM.



                         ADDITION TO MARKETING AGREEMENT

    This Addition is made and effective as of the 25th day of October, 1998, by and among

                                Remedent USA Inc.
                         (hereinafter referred as "REM")
                                       and
                              Jean Louis Vrignaud,
                   109 Rue du Cherche-Midi 75006 Paris France
                         (hereinafter referred as "JLV")

         In witness whereof, the parties agree as follows:

1.        LIMITS OF ROYALTIES
          Both parties agree to increase the royalty to 4.5% (four and half percent), beginning February 1, 1999, while at the same time limiting the total payout of the royalty to $2,000,000 (two million).

2.        QUOTAS
          The parties agree that the non-attainment of the quotas as set in the marketing contract is not considered as a breach of the marketing contract.

3.        AUTOMATIC INCLUSION UNDER MARKETING CONTRACT
          This addition to the Marketing contract forms an integral part of the Marketing contract.


By:      /s/ Rebecca M Inzunza                               Date:  10-25-98
    -------------------------------------------------
                  REMDENT USA INC.


By:       /s/ Jean Louis Vrignaud                            Date:  10-25-98
    -------------------------------------------------
                  Jean Louis Vrignaud